As filed with the Securities and Exchange Commission on April 30, 2010
Registration No. 333–

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S–8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMAND CENTER, INC.
(Exact Name of Registrant as Specified in Its Charter)

Washington	91-2079472
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
3773 West Fifth Avenue
 Post Falls, Idaho 83854
(Address of Principal Executive Offices, Including Zip Code)

Command Center, Inc. 2008 Stock Incentive Plan
(Full Title of the Plan)

Ronald L. Junck	Copy to:
Vice President, General Counsel and Secretary	Charles A. Cleveland
3773 West Fifth Avenue	Charles A. Cleveland, P.S.
Post Falls, Idaho 83854	316 West Boone Avenue
Tel.: (208) 773-7450	Spokane, Washington 99201-2353
Fax: (208) 777-0428	(509) 326-1029
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	■

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Options to purchase Common Stock, $0.001 par value	6,400,000	(1)	-0-		-0-	-0-	(3)
Common Stock, par value $0.001 per share	6,400,000	(1)	$0.12	(2)	$768,000	$54.76

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of Common Stock that may be issued or become issuable under the terms of the 2008 Stock Incentive Plan in order to prevent dilution resulting from any stock split, stock dividend or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)
Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee and based upon the average of the closing bid and asked prices of the Common Stock reported on the OTC Bulletin Board Market on  April 27, 2010.

(3)
Pursuant to Rule 457(g) under the Securities Act of 1933, the registration fee is based on the common stock issuable upon the exercise of the Options and no separate fee is payable in respect of the Options.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Command Center, Inc. (the “Company”), and relates to 6,400,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable under the Company’s 2008 Stock Incentive Plan. At the Annual Meeting of Stockholders held on January 20, 2009, our stockholders approved the 2008 Stock Incentive Plan. The description of the terms and conditions of the 2008 Stock Incentive Plan are described under the caption “Item 2: Approval of the 2008 Stock Incentive Plan ” set forth in our definitive Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on December 15, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 (by incorporation by reference or otherwise) to be included in the prospectus for the Plan is omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

The following documents of the Company, previously filed with the Commission, are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2009;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 25, 2009, June 26, 2009, March 27, 2009 and September 26, 2008;

(c)	The Company’s Current Report on Form 8-K, filed on May 13, 2009, April 6, 2010; and

(d)
The description of the Common Stock  previously filed as Exhibit 4.5 to Registration Statement on Form S-1 filed on January 14, 2008 and incorporated herein by reference, and any amendments and reports filed for the purpose of updating the description;

other than the portions of such documents that by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, other than the portions of such documents that by statute, by designation in such documents or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference; and we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Copies of any of these filings described above or in the Exhibit Index, can be obtained through the SEC or through the SEC’s Internet website at www.sec.gov. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this registration statement, by requesting them in writing or by telephone at:

Ronald L. Junck
 General Counsel
3773 West Fifth Avenue
Post Falls, ID 83854
208.773.7450

Item 4.       Description of Securities.

The Registrant has the authority to issue, pursuant to the 2008 Stock Incentive Plan, an aggregate of 6,400,000 shares of Common Stock.

Preemptive or Preferential Rights. No holder of stock of any class of the Registrant has any preemptive or preferential right of subscription to any shares of any class of stock of the Registrant whether authorized now or at a future date, or to any obligation convertible into stock of the Registrant, or any right of subscription for such securities, other than such rights, if any, as the board of directors in its discretion from time to time determines.

Voting Rights. At every meeting of the Registrant’s stockholders in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of shares of Common Stock is entitled to one vote in person or by proxy for each share of Common Stock registered in the name of the holder on the transfer books of the Registrant. Except as otherwise required by law, the holders of shares of Common Stock will vote together as a single class, subject to any right that may be conferred upon holders of preferred stock to vote together with holders of voting common stock on all matters submitted to a vote of the Registrant’s stockholders. No holder of shares of Common Stock may cumulate votes in voting for directors.

Reclassifications, Subdivisions and Combinations. No shares of Common Stock may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for all shares of Common Stock, except that Common Stock and the Registrant’s Class B common stock may be reclassified as a single class of common stock at any time following the fourth anniversary of the Effective Time.

Dividends and Other Distributions. Subject to the rights of the holders of preferred stock, holders of each class of voting common stock of the Registrant are entitled to receive such dividends and other distributions in cash, stock of any corporation (other than common stock) or property of the Registrant as may be declared on such class of common stock by the board of directors from time to time out of assets or funds of the Registrant legally available for such purpose and shall share equally on a per share basis in all such dividends and other distributions.

Liquidation, Dissolution and Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of the Registrant, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of preferred stock, the remaining assets and funds of the Registrant will be distributed pro rata to the holders of shares of the Registrant’s common stock. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Registrant or a consolidation or merger of the Registrant with one or more other corporations (whether or not the Registrant is the corporation surviving the consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

Exchange Listing. The shares of Common Stock are listed on the electronic quotation systems known as the OTC Bulletin Board Market under the symbol “CCNI”.

Transfer Agent. The transfer agent and registrar for the Registrant’s capital stock is Columbia Stock Transfer Company.

Anti-Takeover Considerations. Washington law generally provides that a Washington corporation may not engage in any “business combination” with an “interested shareholder” for a period of three years following the date that the stockholder became an interested stockholder unless: (a) prior to that time the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (b) upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the employee stock plan will be tendered in a tender offer or exchange offer; or (c) at or subsequent to that time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the voting power of the outstanding voting stock that is not owned by the interested stockholder. An “interested stockholder” generally means any person that: (1) is the owner of 15% or more of the voting power of the outstanding voting stock of the corporation and such person’s affiliates and associates; or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the voting power of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether this person is an interested stockholder, and the affiliates and associates of this person. The term “business combination” is defined to include a wide variety of transactions, including mergers, consolidations, sales or other dispositions of 10% or more of a corporation’s assets and various other transactions that may benefit an interested stockholder. A corporation can expressly elect not to be governed by these business combination provisions in its certificate of incorporation or bylaws, but the Registrant has not made such an election.

Item 5.       Interests of Named Experts and Counsel.

Not applicable.

Item 6.       Indemnification of Directors and Officers.

Section 23B.08.510 of the Revised Code of Washington General Corporation Law (the “WBCA”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 23B.08.320 of the WBCA enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section23B.08.310 of the WBCA (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Amended Articles of Incorporation and Amended By-Laws for Command Center, Inc. provide for such limitations on liability.

We maintain a directors’ and officers’ liability insurance policy to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

The above description is a general summary only and is qualified in its entirety by reference to applicable provisions of Washington law, as well as by the Company’s Amended Articles of Incorporation and Amended By-Laws and applicable agreements between the Company and its directors and officers.

Insofar as limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act, and therefore, is unenforceable.

Item 7.       Exemption from Registration Claimed.

Not applicable.

Item 8.       Exhibits.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9.       Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post–effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Post Falls, State of Idaho, on this 30th day of April, 2010.

COMMAND CENTER, INC.

By:	/S/ GLENN WELSTAD
Glenn Welstad
President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 30th day of April, 2010.

Principal Executive
/s/ Glenn Welstad	Officer and Director	Glenn Welstad	April 30, 2010
Signature	Title	Printed Name	Date

/s/ Ralph E. Peterson	Principal Financial and	Ralph Peterson	April 30, 2010
Signature	Accounting Officer & Dir.	Printed Name	Date

/s/ John Schneller	Director	John Schneller	April 30, 2010
Signature	Title	Printed Name	Date

/s/ Todd Welstad	Director	Todd Welstad	April 30, 2010
Signature	Title	Printed Name	Date

POWERS OF ATTORNEY

We, the undersigned directors and officers of Command Center, Inc., a Washington corporation, do hereby constitute and appoint Glenn Welstad and Ronald L. Junck and each and either of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

Principal Executive
/s/ Glenn Welstad	Officer and Director	Glenn Welstad	April 30, 2010
Signature	Title	Printed Name	Date

/s/ Ralph E. Peterson	Principal Financial and	Ralph Peterson	April 30, 2010
Signature	Accounting Officer & Dir.	Printed Name	Date

/s/ John Schneller	Director	John Schneller	April 30, 2010
Signature	Title	Printed Name	Date

/s/ Todd Welstad	Director	Todd Welstad	April 30, 2010
Signature	Title	Printed Name	Date

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation (Previously filed as Exhibit 3.1 to Form SB-2 filed on May 7, 2001, and incorporated herein by reference.)

3.2	Amendment to the Articles of Incorporation (Previously filed as Exhibit 3.1 to Form 8-K filed on November 16, 2005 and incorporated herein by reference.)

3.3	Amendment to the Articles of Incorporation (Previously filed as Exhibit 3.3 to Form 10-KSB filed on April 2, 2007 and incorporated herein by reference.)

3.4	Bylaws (Previously filed as Exhibit 3(b) to Form SB-2 filed on May 7, 2001 and incorporated herein by reference)

3.5	Amendment to Bylaws (Previously filed as Exhibit 3.2 to Form 8-K dated November 16, 2005 and incorporated herein by reference.)

4.5	Form of Common Stock Certificate [Previously filed as Exhibit 4.5 to Form S-1 (Registration No. 333-148658), as filed with the Commission on January 14, 2008 and incorporated herein by reference]

4.6
Command Center, Inc. 2008 Stock Incentive Plan [Previously filed as Exhibit 99.2 to the Company’s definitive proxy statement (File No. 000-53088), as filed with the Commission on December 15, 2008 and incorporated herein by reference.

5.1	Opinion of Charles A. Cleveland, P.S.

10.17
Indemnification and Pledge Agreement dated November 30, 2007 between Glenn Welstad and Command Center, Inc. [Previously filed as  Exhibit 4.5 to Form S-1 (Registration No. 333-148658), as filed with the Commission on January 14, 2008 and incorporated herein by reference]

10.18	Unanimous Written Consent of the Board of Directors of Command Center, Inc. dated July October 24, 2008 approving the 2008 Stock Incentive Plan.

23.1	Consent of DeCoria, Maichel and Teague, P.S.

23.2*	Consent of Charles A. Cleveland, P.S. (included in Exhibit 5.1)

24.1	Power of Attorney — included on signature page